SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT

Dated February 18, 2016 between

ETF SERIES SOLUTIONS
and
APTUS CAPITAL ADVISORS, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Aptus Drawdown Managed Equity ETF	0.79%
Opus Small Cap Value Fund	0.79%
Aptus Defined Risk ETF	0.69%
Aptus Collared Income Opportunity ETF	0.79%
Aptus International Enhanced Yield ETF (f/k/a International Drawdown Managed Equity ETF)	0.39%*
McElhenny Sheffield Managed Risk ETF	0.84%
Aptus Enhanced Yield ETF	0.59%
Aptus Large Cap Enhanced Yield ETF	0.39%
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%
[ ]	[ ]%
*effective May 1, 2023

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 18, 2024.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/Josh J. Hinderliter
     Name:     Josh J. Hinderliter
     Title:     Secretary

    APTUS CAPITAL ADVISORS, LLC

    By:/s/Brett Wickmann
     Name:     Brett Wickmann
     Title:     Chief Compliance Officer